Exhibit 10.26

August 26, 2011

Lori R. Harrelson

200 Drakewood Place

Cary, NC 27518

Dear Lori:

This letter memorializes certain agreements between you and Argos Therapeutics, Inc. (formerly known as MERIX Bioscience, Inc.) (the “Company), which shall become effective as of the date of this letter.

You shall be eligible for the following:

A targeted bonus equivalent to 20% of base salary, to be paid on an annual basis, based upon the accomplishment of mutually agreed upon milestones and performance objectives and subject to the approval of the Board of Directors of the Company and your continued employment on the date of payment. Any bonus earned will be paid on or before March 15 of the year following the performance year.

You shall be eligible for severance on the following terms and conditions:

If the Company terminates your employment without “cause” (as defined in Exhibit A (incorporated herein by reference) and as determined by the Chief Executive Officer of Argos Therapeutics, Inc. in his sole discretion), the Company will provide you with compensation equal to 6 months’ of your then-current base salary if you first execute and do not revoke the Company’s standard release within the time period specified by the Company at the time of termination, but in any event within 60 days of the termination date (the “Release”). In addition, subject to your execution and non-revocation of the Release, you will also continue to receive the medical and dental coverage you were receiving prior to your termination for 6 months subject to (i) your properly electing and maintaining continued insurance through COBRA or its state law equivalent throughout such period, (ii) the availability of such plans to non-employees, and (iii) the Company’s continuing to sponsor such benefits for its employees generally. You will continue to be obligated to pay your portion of dependent premiums for such health and dental coverage. These severance benefits will be paid on the Company’s regular pay date or dates of each month after termination for a total of 6 months commencing on the first regularly scheduled payroll date processed after you have executed, returned and not revoked the Release.

The severance benefits specified above are subject to the provisions of Exhibit A pertaining to Section 409A.

This letter agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces all oral and written agreements, if any, between the parties with respect to the subject matter of this letter agreement.

If the foregoing is acceptable, please so indicate by signing and dating in the space provided below for your signature and return an executed original to the undersigned and we shall have an agreement governed by North Carolina law.

Sincerely, ARGOS THERAPEUTICS, INC.

By:
Jeffrey D. Abbey, Chief Executive Officer

ACKNOWLEDGED AND AGREED TO THIS 26th DAY OF AUGUST, 2011.

Lori R. Harrelson

EXHIBIT A

Definitions.

“Cause” shall mean:

(a) your failure to diligently and properly perform your duties for the Company;

(b) your misappropriation or unauthorized use of the Company’s tangible or intangible property, or breach of the Confidentiality and Inventions Agreement;

(c) any material failure to comply with the Company’s policies or any other policies and/or directives of the Board;

(d) your use of illegal drugs or any illegal substance, or your use of alcohol in any manner that materially interferes with the performance of your duties for the Company;

(e) any dishonest or illegal action (including, without limitation, embezzlement) or any other action whether or not dishonest or illegal by you which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation;

(f) your failure to fully disclose any material conflict of interest you may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company;

(g) any adverse action or omission by you which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any Federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it; or

(h) your violation of the Company’s policies prohibiting harassment or unlawful discrimination.

For purposes of clarity, the severance benefits for which you are eligible pursuant to this letter agreement (the “Severance Benefits”) are only payable upon a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and other applicable guidance thereunder (“Section 409A”). To the extent that there is any ambiguity as to whether the Severance Benefits (or any other provision related to your compensation from the Company) contravene Section 409A, such provision shall be interpreted and applied in a matter that does not result in a Section 409A violation. The Severance Benefits shall be deemed to be series of separate payments, with each installment being treated as a separate payment. The time and form of payment of any compensation may not be deferred or accelerated to the extent it would result in an impermissible acceleration or deferral under Section 409A. To the extent the letter agreement contains payments which are subject to Section 409A (as opposed to exempt from Section 409A), your rights to such payments are not subject to anticipation, alienation, sale, transfer, pledge, encumbrance, attachment or garnishment and, where applicable, may only be transferred by will or the laws of descent and distribution. To the extent the Severance Benefits are intended to be exempt from Section 409A as a result of an “involuntary separation from service” under Section 409A, if all conditions necessary to establish your entitlement to such Severance Benefits have been satisfied, all Severance Benefits shall be paid or provided in full no later than December 31st of the second calendar year following the calendar year in which your employment terminated unless another time period is applicable. If you are a “specified employee” (as defined in Section 409A) on the termination date and a delayed payment is required by Section 409A to avoid a prohibited distribution under Section 409A, then no Severance Benefits that constitute “non-qualified deferred compensation” under Section 409A shall be paid until the earlier of (i) the first day of the 7th month following the date of your “separation from service” as defined in Section 409A, or (ii) the date of your death. Upon the expiration of the applicable deferral period, all payments deferred under this clause shall be paid in a lump sum and any remaining severance benefits shall be paid per the schedule specified in the letter agreement. The Company makes no representation that any payment it makes to you will be exempt from or compliant with Section 409A and makes no affirmative undertaking to preclude Section 409A from applying, but does reserve the right to unilaterally amend this letter agreement as may be necessary or advisable to permit the it to be in documentary and operational compliance with Section 409A which determination will be made in the sole discretion of the Company.